Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-115006 and 333-132895 on Form SB-2 and Registration Statement Nos. 33-6300, 33-19372, 33-38928, 33-38925, 33-86726, 333-14607, 333-29949, 333-85988, and 333-99233 of MFIC Corporation (the “Company”) on Form S-8 of our report dated March 12, 2007, pertaining to the consolidated financial statements and schedules of MFIC Corporation which appears in the Annual Report on Form 10-K for the year end December 31, 2006.

/s/ UHY LLP

Boston, Massachusetts
March 28, 2007